Exhibit 10.3

Form exclusively for grants to Chad Williams

QTS REALTY TRUST, INC.

2013 EQUITY INCENTIVE PLAN

PERFORMANCE SHARE UNIT AGREEMENT

(Performance-Based FFO Units)

Performance Share Units	This Agreement evidences an award of PSUs in the Target Number set forth on the cover sheet and subject to the terms and conditions set forth in this Agreement and in the Plan (the “Award”).
The Plan

The text of the Plan is incorporated in this Agreement by reference.

Certain capitalized terms used in this Agreement are defined in the Plan, and have the meaning set forth in the Plan.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding this grant.  Any prior agreements, commitments or negotiations concerning this grant are superseded; except that any written employment, consulting, confidentiality, non-competition, non-solicitation and/or severance agreement between you and the Company or any Affiliate shall supersede this Agreement with respect to its subject matter, provided, however, that by your acceptance of this grant of PSUs, you acknowledge and agree that, in the event of your Involuntary Termination, all references in your employment agreement to awards “fully vesting” or “vesting in full” or similar terms shall mean vesting at the Target number of PSUs set forth on the cover sheet unless such Involuntary Termination is at or following the end of the Performance Period (as defined in Exhibit A), in which case all references to awards “fully vesting” or “vesting in full” shall mean that the number of remaining unvested Earned PSUs shall vest in full.

Transfer of Performance Share Units

The PSUs may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered, whether by operation of law or otherwise, nor may the PSUs be made subject to execution, attachment or similar process.  If you attempt to do any of these things, the PSUs will immediately become forfeited.

Vesting	The PSUs shall become earned and vested in accordance with Exhibit A.
Certain Terminations

In the event of your Involuntary Termination prior to the end of the Performance Period, you shall vest in the Target number of PSUs set forth on the cover sheet, and no requirement to remain in continuous Service shall apply following such Involuntary Termination.  In the

Form exclusively for grants to Chad Williams

event of your Involuntary Termination at or following the end of the Performance Period but prior to the third anniversary of the Grant Date, you shall become fully vested in all remaining unvested Earned PSUs.

For purposes of this section, “Involuntary Termination” means termination of your Service by reason of (i) your death; (ii) your Disability, as defined in any applicable employment agreement or, if none, then as defined in the Plan; (iii) your involuntary dismissal by the Company or its successor for reasons other than Cause as defined in any applicable employment agreement; or (iv) your voluntary resignation for Good Reason as defined in any applicable employment or severance agreement, plan, or arrangement between you and the Company, or if none, then following (x) a substantial adverse alteration in your title or responsibilities; (y) a reduction in your annual base salary or a material reduction in your annual target bonus opportunity; or (z) the relocation of your principal place of employment to a location more than 35 miles from your principal place of employment or the Company's requiring you to be based anywhere other than such principal place of employment (or permitted relocation thereof); provided that, you have first given notice to the Company of the occurrence of an act described in (x), (y) or (z) within 90 days of the initial occurrence and the Company has not remedied such occurrence within 30 days after receipt of such notice.

Change in Control

Notwithstanding any provision of the Plan to the contrary, upon the consummation of a Change in Control prior to December 31, 2020, in which the PSUs are assumed, or restricted securities of equivalent value are substituted for the PSUs, by the Company or its successor, the PSUs shall cease to be subject to the performance conditions set forth in Exhibit A,  and two-thirds of the Target Number of PSUs will become vested as of December 31, 2020, and one-third of the Target Number of PSUs will become vested on the third anniversary of the Grant Date, subject to your continued Service through each vesting date; provided that, in the event of your Involuntary Termination within the 12-month period following the consummation of the Change in Control, all remaining unvested shares shall become fully vested.  If the PSUs are not assumed or substituted for in connection with any Change in Control, you will become immediately vested in 100% of the Target Number of PSUs, notwithstanding any provision of the Plan to the contrary.

For purposes of this section, “Involuntary Termination” means termination of your Service by reason of (i) your death; (ii) your Disability, as defined in any applicable employment agreement or, if none, then as defined in the Plan; (iii) your involuntary dismissal by the

Form exclusively for grants to Chad Williams

Company or its successor for reasons other than Cause as defined in any applicable employment agreement; or (iv) your voluntary resignation for Good Reason as defined in any applicable employment or severance agreement, plan, or arrangement between you and the Company, or if none, then as set forth in the Plan following (x) a substantial adverse alteration in your title or responsibilities from those in effect immediately prior to the Change in Control; (y) a reduction in your annual base salary as of immediately prior to the Change in Control (or as the same may be increased from time to time) or a material reduction in your annual target bonus opportunity as of immediately prior to the Change in Control; or (z) the relocation of your principal place of employment to a location more than 35 miles from your principal place of employment as of the Change in Control or the Company's requiring you to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on the Company's business to an extent substantially consistent with your business travel obligations as of immediately prior to the Change in Control; provided that, you have first given notice to the Company of the occurrence of an act described in (x), (y) or (z) within 90 days of the initial occurrence and the Company has not remedied such occurrence within 30 days after receipt of such notice.

Forfeiture of Unvested Performance Share Units

Unless the termination of your Service triggers accelerated vesting of your PSUs or other treatment pursuant to the terms of this Agreement, the Plan, or any other written agreement between the Company or any Affiliate and you, you will automatically forfeit to the Company all of the PSUs that have not vested in the event you have a Separation from Service.

Effective as of the Certification Date (as defined in Exhibit A), you will forfeit to the Company all of the PSUs that do not become earned under the Award, as determined by the Committee.

Delivery

Delivery of the Shares represented by your vested PSUs shall be made within 30 days of the applicable vesting date set forth in Exhibit A, but not later than March 15 of the year following your Involuntary Termination, or, if earlier, within 30 days of your Separation from Service prior to the end of the Performance Period resulting in your immediate vesting of PSUs.

Forfeiture of Rights

If you should take actions in violation or breach of or in conflict with any non-competition agreement, any agreement prohibiting solicitation of employees or clients of any the Company or any Affiliate or any confidentiality obligation with respect to the Company or any Affiliate or otherwise in competition with the Company or any Affiliate, the

Form exclusively for grants to Chad Williams

Company has the right to cause an immediate forfeiture of your rights to the PSUs awarded under this Agreement and the PSUs shall immediately expire.

In addition, if you have vested in PSUs during the three year period prior to your actions, you will owe the Company a cash payment (or forfeiture of Shares) in an amount determined as follows: (1) for any Shares that you have sold prior to receiving notice from the Company, the amount will be the proceeds received from the sale(s), and (2) for any Shares that you still own, the amount will be the number of Shares owned times the Fair Market Value of the Shares on the date you receive notice from the Company (provided, that the Company may require you to satisfy your payment obligations hereunder either by forfeiting and returning to the Company the Performance Shares or any other Shares or making a cash payment or a combination of these methods as determined by the Company in its sole discretion).

Leaves of Absence

For purposes of this Agreement, you do not have a Separation from Service when you go on a bona fide leave of absence that was approved by your employer in writing if the terms of the leave provide for continued Service crediting, or when continued Service crediting is required by applicable law.  You will have a Separation from Service in any event when the approved leave ends unless you immediately return to active employee work.

Your employer may determine, in its discretion, which leaves count for this purpose, and when you have a Separation from Service for all purposes under the Plan in accordance with the provisions of the Plan. Notwithstanding the foregoing, the Company may determine, in its discretion, that a leave counts for this purpose even if your employer does not agree.

Withholding Taxes

You agree as a condition of this grant that you will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the vesting of the PSUs.  In the event that the Company or any Affiliate determines that any federal, state, local or foreign tax or withholding payment is required relating to the vesting of the PSUs arising from this grant, the Company or any Affiliate shall have the right to require such payments from you, or withhold such amounts from other payments due to you from the Company or any Affiliate (including withholding the delivery of vested Shares otherwise deliverable under this Agreement).

Retention Rights	This Agreement and the grant evidenced hereby do not give you the right to be retained by the Company or any Affiliate in any capacity.

Form exclusively for grants to Chad Williams

Unless otherwise specified in an employment or other written agreement between the Company or any Affiliate and you, the Company or any Affiliate reserves the right to terminate your Service at any time and for any reason.

Shareholder Rights and Dividend Equivalent Rights

You have no rights as a shareholder of the Company (including, without limitation, the right to receive quarterly or special dividends) with respect to the PSUs unless and until a certificate for the Shares relating to the vested PSUs has been issued to you (or an appropriate book entry has been made).

Notwithstanding the foregoing, the Company grants you a Dividend Equivalent Right relating to each PSU which vests, if any, pursuant to this Agreement or the Plan.  If the Company declares a cash dividend on the Company’s outstanding Shares prior to the date the PSUs vest in accordance with Exhibit A and this Agreement, the amount of the cash dividend per Share declared prior to such vesting date shall be deemed to be reinvested in additional Shares. Any such reinvestment shall be at Fair Market Value on the date of reinvestment.  Your Dividend Equivalent Right will be settled in a number of Shares equal to the number of PSUs which vest pursuant to this Agreement, multiplied by the number of additional Shares determined in accordance with the preceding sentence.  Delivery of the Shares representing your Dividend Equivalent Right shall occur concurrently with the delivery of the Shares represented by your vested PSUs.

Clawback

This Award is subject to mandatory repayment by you to the Company to the extent you are or in the future become subject to any Company “clawback” or recoupment policy that requires the repayment by you to the Company of compensation paid by the Company to you in the event that you fail to comply with, or violate, the terms or requirements of such policy.

If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws and you knowingly engaged in the misconduct, were grossly negligent in engaging in the misconduct, knowingly failed to prevent the misconduct or were grossly negligent in failing to prevent the misconduct, you shall reimburse the Company the amount of any payment in settlement of this Award earned or accrued during the 12-month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever first occurred) of the financial document that contained such material

Form exclusively for grants to Chad Williams

noncompliance.

Notwithstanding any other provision of the Plan or any provision of this Agreement, if the Company is required to prepare an accounting restatement, then you shall forfeit any Shares received in connection with this Award (or an amount equal to the fair market value of such Shares on the date of delivery if you no longer hold the Shares) if pursuant to the terms of this Agreement, the amount of the Award earned or the vesting in the Award was explicitly based on the achievement of pre-established performance goals set forth in this Agreement (including earnings, gains, or other criteria) that are later determined, as a result of the accounting restatement, not to have been achieved.

Applicable Law

This Agreement will be interpreted and enforced under the laws of the State of Maryland, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

Data Privacy

In order to administer the Plan, the Company may process personal data about you.  Such data includes, but is not limited to, information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you such as your contact information, payroll information and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan.

By accepting this grant, you give explicit consent to the Company to process any such personal data.

Purchase Price	If a purchase price is required by Applicable Law, it shall be deemed paid by your prior or future Service.
Electronic Delivery

The Company may choose to deliver certain statutory materials relating to the Plan in electronic form.  By accepting this grant you agree that the Company may deliver the Plan prospectus and the Company’s annual report to you in an electronic format.  If at any time you would prefer to receive paper copies of these documents, please contact Shirley Goza at shirley.goza@qtsdatacenter.com or 913-312-5503 to request paper copies of these documents.

Code Section 409A

For purposes of this Agreement, you shall have a “Separation from Service” when the Company reasonably anticipates that your level of Service will permanently decrease to no more than 20 percent of the average level of Service you have performed over the immediately preceding 36-month period (or such lesser period of your Service with the Company and its Affiliates), which shall be interpreted consistently

Form exclusively for grants to Chad Williams

with the provisions of Section 409A of the Code and the regulations promulgated thereunder (“Section 409A”).

It is intended that the Agreement comply with Section 409A to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Agreement will be interpreted and administered to be in compliance with Section 409A.  To the extent that the Company determines that you would be subject to the additional taxes or penalties imposed on certain nonqualified deferred compensation plans pursuant to Section 409A as a result of any provision of this Agreement, such provision shall be deemed amended to the minimum extent necessary to avoid application of such additional taxes or penalties.  The nature of any such amendment shall be determined by the Company.  Notwithstanding anything to the contrary in this Agreement or the Plan, to the extent required to avoid accelerated taxation and penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Agreement during the six-month period immediately following your Separation from Service will instead be paid on the first payroll date after the six-month anniversary of your Separation from Service (or your death, if earlier).  Each installment of PSUs that vests under this Agreement (if there is more than one installment) will be considered one of a series of separate payments for purposes of Section 409A.

By signing this Agreement, you agree to all of the terms and conditions described above and in the Plan.

Form exclusively for grants to Chad Williams

EXHIBIT A

The number of PSUs that may be earned under the Award (“Earned PSUs”) shall be based on based on the Company’s Run-Rate over the Performance Period, determined as follows:

Run-Rate for the Performance Period	Earned PSUs
$3.20	200% of the Target Number of PSUs
$3.00	100% of the Target Number of PSUs
$2.85	50% of the Target Number of PSUs
< $2.85	0% of the Target Number of PSUs

1.	If the Run Rate for the Performance Period is less than $2.85, none of the Target Number of PSUs shall be earned for the Performance Period.
2.	If the Company’s Run Rate for the Performance Period equals $3.00, then 100% of the Target Number of PSUs shall become Earned PSUs.
3.

To the extent that the Run Rate of the Company is greater than $2.85 and less than $3.00, then a number of PSUs between 50% and 100% of the Target Number of PSUs will become Earned PSUs, determined by linear interpolation.

4.

To the extent that the Run Rate of the Company is greater than $3.00 and less than $3.20, then a number of PSUs between 100% and 200% of the Target Number of PSUs will become Earned PSUs, determined by linear interpolation.

5.	In no event shall more than 200% of the Target Number of PSUs set forth on the cover sheet become Earned PSUs under this Agreement.

Promptly following the completion of the Performance Period (and no later than seventy-five (75) days following the end of the Performance Period), the Committee will review and certify in writing (i) the Run Rate for the Performance Period and (ii) the Earned PSUs, with any fractional PSUs rounded down to the next whole integer (such date, the “Certification Date”).  Such certification will be final, conclusive, and binding.

To the extent the Committee certifies a positive number of Earned PSUs, then the Earned PSUs shall vest: (a) as to two-thirds of the Earned PSUs, on the Certification Date, and (b) as to one-third of the Earned PSUs, on the third anniversary of the Grant Date, subject to your continued Service through each applicable vesting date.

Form exclusively for grants to Chad Williams

For purposes of this Exhibit A:

“Performance Period” shall mean the period commencing on January 1, 2019 and ending on December 31, 2020.

“Run-Rate” shall mean ‘Operating Funds From Operations available to common shareholders and OP unit holders per diluted share’, as reported in the Company’s financial statements in its Supplemental Information to the Earnings Report, for the fourth fiscal quarter (Three Months Ended) ending December 31, 2020, multiplied by 4; provided, however, the Committee shall have discretion to make appropriate adjustments for extraordinary items.